SOLOMON TECHNOLOGIES, INC.

Supplemental Employment Agreement

THIS AGREEMENT supplements the Employment Agreement between Peter W. DeVecchis, Jr. (“Employee”) and Solomon Technologies, Inc. (the “Company”) dated May 24, 2004, as modified from time to time (“Agreement”). Capitalized terms not defined herein shall have the same meaning as in the Agreement.

1. Payment of Compensation in Shares. Employee and the Company agree that, at the Company’s option upon five business days notice to Employee, the Company may pay Employee some or all of Employee’s Base Salary up to an aggregate of $70,000 over the course of 12 months beginning May 2008, in installments of up to $5833.33 per month, in shares of its common stock, par value $.001, registered with the Securities and Exchange Commission on Form S-8 or equivalent, rather than in cash (each such payment a “Stock Payment”).

2. DWAC. Stock Payments shall be made available to Employee via DWAC to his brokerage account.

3. Withholding and Employee Taxes. The Company will timely advise Employee of the required employee portion of employment taxes that Employee shall pay to the Company with respect to each Stock Payment. The Company will also timely advise Employee of the amount of income tax withholding Employee should pay based on amounts withheld from his cash compensation. In all other respects, the Company will cooperate with Employee to establish all procedures necessary to assure that Employee’s withholding and employee tax obligations are satisfied with respect with Stock Payments of Base Compensation.

4. Agreement. Except as modified hereby, the Agreement shall remain in full force and effect.

Dated: May 19, 2008

/s/ Peter W. DeVecchis, Jr
Peter W. DeVecchis, Jr.

SOLOMON TECHNOLOGIES, INC.

By:  /s/ Gary M. Laskowski
Gary M. Laskowski
Chairman, Board of Directors